Exhibit 99.1

National Financial Partners Announces First Quarter 2007 Results

Financial Highlights*	1Q 2007	1Q 2006	% Change
(Dollars in millions, except per share data)
Revenue	$244.2	$238.3	2.5%
Net Income	8.5	9.5	-10.5%
Net income per diluted share	0.21	0.24	-12.5%
Cash earnings	20.8	20.7	0.5%
Cash earnings per diluted share	$0.53	$0.52	1.9%
“Same store” revenue growth	-12.7%	26.3%
“Same store” net revenue growth	-10.2%	19.4%
Acquired base earnings	$13.9	$10.1	37.6%

* This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – May 2, 2007 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the first quarter ended March 31, 2007.

First quarter 2007 net income was $8.5 million, or $0.21 per diluted share. First quarter 2007 cash earnings were $20.8 million, or $0.53 per diluted share. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Cash earnings grew slightly as a result of additional revenue from acquired firms, decreased management fee expense and gains on the sale of subsidiaries offset in part by negative “same store” revenue growth, higher operating expenses, higher general and administrative expenses and a higher tax rate. Net income was additionally impacted by increased depreciation and amortization and declined in the quarter. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, Chairman and Chief Executive Officer said: “The slowed revenue growth is indicative of the difficult comparisons to the prior year period and the challenging senior life insurance market. Despite the difficult start to 2007, we believe market conditions are beginning to improve. We remain confident in the ability of our firms to grow and continue to work with carriers to ensure they are able to provide the best products available to their clients.

“Our acquisition activity continues to be strong, and we are pleased with the number of high quality firms that have joined NFP and their impact on our diversification strategy. We continue to target 20% cash earnings per share growth in 2007, and in 2008 and beyond, we target 15% to 20% growth.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 175 owned firms. Understanding the Company’s acquisition program is essential to understanding the Company’s operating results.

First Quarter

In the first quarter, the Company completed eleven transactions, which included six benefits firms (three of which are sub-acquisitions), three brokerage acquisitions (two of which are sub-acquisitions), one estate planning firm and one financial planning sub-acquisition. In aggregate, these firms represent $13.9 million in base earnings and approximately $41.1 million in 2006 revenue, the most recent full year prior to acquisition. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.) The aggregate consideration paid by the Company for these firms included approximately $69.0 million in cash and the issuance of approximately 463,000 shares of NFP common stock.

April 1, 2007 through May 2, 2007

Subsequent to the first quarter of 2007, NFP completed three transactions (one of which is a sub-acquisition), all of which were benefits firms. These three transactions collectively represent $2.9 million in base earnings and generated approximately $13.6 million in 2006 revenue. The aggregate consideration paid by the Company for these firms included approximately $14.0 million in cash and the issuance of approximately 41,000 shares of NFP common stock. One firm, Professional Pensions, Inc. (“PPI”), was acquired in a predominantly cash transaction from the Principal Financial Group. PPI is a wholesale group benefits firm with a specific expertise in the non-profit sector. Including the two firms acquired in December 2006, which management considers part of the 2007 acquired base earnings objective, the Company has acquired $20.0 million in base earnings and reached its 2007 objective.

Ms. Bibliowicz commented, “Acquisition activity in 2007 has remained strong and further displays our ability to build the NFP network. The acquisition of PPI further illustrates the attractiveness of the NFP model to a broad array of businesses. We have reached our 2007 acquisition budget of $20 million in acquired base earnings. Looking forward, the acquisition pipeline remains healthy.”

First Quarter Results

Revenue increased $5.9 million, or 2.5%, to $244.2 million in the first quarter of 2007. Components of the increase included:

•	$18.9 million of revenue growth from firms acquired subsequent to the start of the first quarter of 2006; and
•	revenue growth of $12.4 million, or 27.0%, to $58.3 million from NFP Insurance Services, Inc. and NFP Securities, Inc.

These increases in revenue were offset by a "same store" revenue decline of $24.5 million, or negative 12.7%, to $168.7 million, largely due to a reduction in life insurance sales, and adjustments for dispositions and eliminations. Firms included in the “same store” calculation encompass all firms that were a part of NFP for at least four full quarters at the beginning of the first quarter of 2007, excluding dispositions.  A more detailed definition can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Gross margin before management fees was $76.8 million in the first quarter of 2007, a decrease of $6.7 million, or 8.0%, over the prior year period. Gross margin (including management fees) was $40.5 million in the first quarter of 2007, an increase of $0.3 million, or 0.7%, over the prior year period. As a percentage of revenue, gross margin was 16.6% in the first quarter of 2007 compared with 16.9% a year ago. The decrease in gross margin percentage was the result of higher operating expenses partially offset by lower management fees. Operating expenses at the firm level increased as firms continue to invest in their businesses.

Management fees as a percentage of gross margin before management fees was 47.3% in the first quarter of 2007 versus 51.8% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the first quarter of 2007, incentive payment accruals were $3.2 million versus $5.0 million a year ago. Incentive accruals represented 4.2% of gross margin before management fees in the quarter compared with 6.0% a year ago. The decrease in the accrual was the result of slowed growth in firm earnings partially offset by an additional expense of $1.0 million. This additional expense related to firms that elected to receive a significant portion of their incentive payment in the form of Company stock under the terms of the Company’s prior incentive plan, which allowed for a 100% stock election. Firms receive an additional 50% cash bonus for the portion of the incentive that is taken in Company stock.

General and administrative expense (“G&A”) increased 17.6% to $14.7 million in the first quarter of 2007 from $12.5 million in the prior year period. As a percentage of revenue, G&A was 6.0% in the first quarter of 2007 versus 5.2% in the first quarter of 2006. G&A increased largely as the result of growth in the Company’s cost structure, particularly in the areas of compliance, internal audit, accounting, technology, and human resources to support growth and meet increased regulatory needs. G&A also included $0.4 million related to the Company’s January secondary offering.

First quarter 2007 G&A also included $0.1 million of expense for legal fees related to the New York Attorney General’s investigation of the life settlements industry. The Company continues to cooperate with the Attorney General’s office and expects additional costs will be incurred in 2007.

In the first quarter, the Company took a $1.8 million impairment charge related to one firm, which had been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year. Gain on the sale of subsidiaries for the first quarter of 2007 was $1.6 million and related to the sale of three entities.

The income tax rate in the first quarter of 2007 was 44.8% compared with 41.5% in the 2006 quarter. The increase is due to the impact of recent state tax legislation and additional tax accruals included in income tax expense related to the adoption of FASB Interpretation No. 48.

Earnings Conference Call

The Company will conduct its first quarter 2007 earnings conference call and audio webcast on May 3, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 597-5359 (when prompted, callers should provide the access code NFP). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 47915039. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 175 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP's filings with the Securities and Exchange Commission, including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Liz Werner	Elizabeth Fogerty
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4062

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,

	2007	2006

Revenue:
Commissions and fees	$244,224	$238,272

Cost of services:
Commissions and fees	81,307	80,600
Operating expenses	86,131	74,214
Management fees	36,304	43,228

Total cost of services (excludes amortization and depreciation shown separately below)	203,742	198,042

Gross margin	40,482	40,230

Corporate and other expenses:
General and administrative	14,703	12,540
Amortization of intangibles	8,006	6,705
Impairment of goodwill and intangible assets	1,829	2,425
Depreciation	2,468	2,121
(Gain) loss on sale of subsidiaries	(1,583)	343

Total corporate and other expenses	25,423	24,134

Income from operations	15,059	16,096

Net interest and other	340	62

Income before income taxes	15,399	16,158

Income tax expense	6,906	6,699

Net income	$8,493	$9,459

Earnings per share:
Basic	$0.23	$0.25

Diluted	$0.21	$0.24

Weighted average shares outstanding:
Basic	37,365	37,381

Diluted	39,581	40,065

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended March 31,

	2007	2006

Total revenue	$244,224	$238,272
Cost of services (excludes management fees, amortization and depreciation):
Commissions and fees	81,307	80,600
Operating expenses	86,131	74,214

Gross margin before management fees	76,786	83,458
Management fees	36,304	43,228

Gross margin	$40,482	$40,230

Gross margin as percentage of total revenue	16.6%	16.9%
Gross margin before management fees as percentage of total revenue	31.4%	35.0%
Management fees, as a percentage of gross margin before management fees	47.3%	51.8%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,

	2007	2006

GAAP Net Income	$8,493	$9,459
Amortization of intangibles	8,006	6,705
Depreciation	2,468	2,121
Impairment of goodwill and intangible assets	1,829	2,425

Cash Earnings	$20,796	$20,710

GAAP Net Income per share - diluted	$0.21	$0.24
Amortization of intangibles	0.20	0.17
Depreciation	0.06	0.05
Impairment of goodwill and intangible assets	0.05	0.06

Cash Earnings per share - diluted (1)	$0.53	$0.52

 ______________

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	March 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$80,833	$98,206
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	50,987	57,443
Current receivables	114,002	141,866
Other current assets	27,521	24,144

Total current assets	273,343	321,659
Intangibles, net	429,198	390,252
Goodwill, net	535,170	466,391
Deferred tax assets	19,064	17,726
Other non-current assets	49,335	41,016

Total assets	$1,306,110	$1,237,044

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$51,256	$57,581
Borrowings	70,000	83,000
Other current liabilities	116,054	191,547

Total current liabilities	237,310	332,128
Deferred tax liabilities	114,353	105,163
Convertible senior notes	230,000	—
Other non-current liabilities	42,893	24,881
Total liabilities	624,556	462,172

STOCKHOLDERS’ EQUITY
Common stock at par value	4,111	4,019
Additional paid-in capital	721,883	706,512
Retained earnings	95,578	101,281
Treasury stock	(140,018)	(36,940)

Total stockholders’ equity	681,554	774,872

Total liabilities and stockholders’ equity	$1,306,110	$1,237,044